Exhibit 99.1

84 Waterford Drive Marlborough, MA 01752-7010 Tel: 508-481-6700 Fax: 508-481-7683 www.sepracor.com

NEWS RELEASE

Contact:

Jonae R. Barnes

Sr. Vice President, Investor Relations

Sepracor Inc.

(508) 481-6700

SEPRACOR INC. REPORTS 9.6% INCREASE IN REVENUE FOR THIRD QUARTER AND TIGHTENS RANGE FOR FULL-YEAR 2008 FINANCIAL GUIDANCE

Financial Highlights

•                  Third quarter 2008 revenues increased 9.6% to $307.7 million compared to third quarter 2007

•                  Reported earnings per share (EPS) for third quarter 2008 were $0.17 per diluted share vs. $0.34 per diluted share for same period in 2007

•                  Excluding special items and recurring non-GAAP adjustments, non-GAAP EPS for third quarter 2008 was $0.10 per diluted share vs. $0.34 per diluted share for the same period in 2007*

•                  Nine months ended September 30, 2008 total revenues increased 4.2% to $922.6 million compared to same period in 2007

•                  Reported EPS for the nine months ended September 30, 2008 were $3.70 per diluted share vs. $0.54 per diluted share for the same period in 2007

•                  Excluding special items and recurring non-GAAP adjustments, non-GAAP EPS for nine months ended September 30, 2008 were $0.69 per diluted share vs. $0.82 per diluted share for same period in 2007*

•                  Cash and short- and long-term investments were $787.4 million as of September 30, 2008

Recent Accomplishments

•                  ALVESCO® (ciclesonide) HFA Inhalation Aerosol MDI was launched on September 8, 2008

•                  European Medicines Agency (EMEA) issued a positive opinion for LUNIVIA® (eszopiclone) Marketing Authorization Application (MAA) in Europe

•                  LUNESTA® brand eszopiclone franchise development program advances

*See below under the heading “Use of non-GAAP Financial Measures” for a discussion of Sepracor’s use of non-GAAP financial measures.  Attached is a reconciliation of GAAP (U.S. generally accepted accounting principles) to non-GAAP calculations.

MARLBOROUGH, Mass., October 28, 2008 — Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the three and nine months ended September 30, 2008.

For the three months ended September 30, 2008, total revenues increased 9.6% to approximately $307.7 million compared to revenues of $280.8 million during the same quarter in 2007.  GAAP net income for the three months ended September 30, 2008 was approximately $19.4 million, or $0.17 per diluted share, compared to $39.7 million, or $0.34 per diluted share, for the same quarter in 2007. Excluding an income tax benefit as a result of the release of a valuation allowance on our deferred tax assets, and certain other items detailed in the attached reconciliation of GAAP to non-GAAP measures, non-GAAP net income for the third quarter of 2008 was $12.0 million, or $0.10 per diluted share. These results compare with non-GAAP net income of $39.7 million, or $0.34 per diluted share, in the third quarter of 2007.

For the nine months ended September 30, 2008, total revenues increased 4.2% to approximately $922.6 million compared to total revenues of $885.2 million during the same period in 2007.  GAAP net income for the nine months ended September 30, 2008 was approximately $426.7 million, or $3.70 per diluted share, compared to $63.3 million, or $0.54 per diluted share, for the same period in 2007. Excluding an income tax benefit as a result of the release of a valuation allowance on our deferred tax assets, after-tax in-process research and development charges, an after-tax research and development milestone payment, and certain other items detailed in the attached reconciliation of GAAP to non-GAAP measures, non-GAAP net income for the first nine months of 2008 was $79.6 million, or $0.69 per diluted share compared to net income of $96.2 million, or $0.82 per diluted share, for the nine months ended September 30, 2007. Included in the results for the nine months ended September 30, 2007 is an after-tax charge related to a litigation settlement.

Sepracor has tightened its 2008 full-year total revenue guidance range to $1,275-$1,325 million. GAAP EPS guidance is $4.20-$4.40 per diluted share, which includes the impact of special items and recurring non-GAAP adjustments. Non-GAAP EPS guidance per diluted share for 2008 is $1.27-$1.47.

“We are pleased to have delivered a solid quarter, particularly in light of the challenges our industry, and the economy, are currently facing. We continue to make progress in delivering enhanced sales force productivity in addition to broadening and deepening our research and development pipeline – a pipeline that we believe is among the best in our sector,” said Adrian Adams, President and Chief Executive Officer of Sepracor. “Going forward, we will continue to focus on delivering increased productivity and improving expense ratios as measured against product revenues. These initiatives reinforce our determination to deliver stronger performance and enhanced shareholder value over time.”

LUNESTA® brand eszopiclone, for the treatment of insomnia, generated revenues of $154.7 million in the third quarter of 2008 compared to $160.7 million for the same quarter in 2007.

XOPENEX® brand levalbuterol HCl Inhalation Solution, a short-acting beta-agonist indicated for the treatment or prevention of bronchospasm in patients with asthma and chronic obstructive pulmonary disease (COPD), accounted for $77.9 million of revenues for the third quarter 2008 compared to $91.6 million for the third quarter 2007.

XOPENEX HFA® brand levalbuterol tartrate Inhalation Aerosol, a hydrofluoroalkane (HFA) metered-dose inhaler (MDI) formulation of levalbuterol, accounted for $18.5 million of revenues during the third quarter 2008 compared to $17.1 million for the same period in 2007.

BROVANA® brand arformoterol tartrate Inhalation Solution, a long-acting, twice-daily maintenance treatment of bronchoconstriction in patients with COPD, accounted for $14.8 million in the third quarter of 2008 compared to $2.4 million for the same period in 2007.

Sepracor commercially introduced OMNARIS™ brand ciclesonide Nasal Spray in April 2008, and the product had revenues of $1.3 million for the third quarter of 2008. OMNARIS Nasal Spray is indicated for the treatment of nasal symptoms associated with seasonal allergic rhinitis in adults and children 6 years of age and older, and with perennial allergic rhinitis in adults and adolescents 12 years of age and older.

Sepracor also commercially introduced ALVESCO brand ciclesonide HFA Inhalation Aerosol in September 2008, and the product had revenues of $17.1 million for the third quarter. ALVESCO HFA is a new inhaled corticosteroid indicated for maintenance treatment of asthma as prophylactic therapy in adult and adolescent patients 12 years of age and older.

Sepracor continues to earn royalty revenues on sales of out-licensed antihistamine products, which include Schering-Plough’s CLARINEX® brand desloratadine, sanofi-aventis’ ALLEGRA® brand fexofenadine HCl and UCB’s XYZAL®/XUSAL™ brand levocetirizine.  These products accounted for combined royalty revenues of $16.5 million in the third quarter of 2008 compared to $8.7 million for the same quarter in 2007.

Sepracor’s pipeline portfolio continues to progress. SEP-225441, a low-dose, modified-release eszopiclone compound for the treatment of generalized anxiety disorder, is in a large Phase II study and patient recruitment is complete. Clinical results of SEP-225441 are anticipated during the first quarter of 2009. Similarly, SEP-225289, a novel triple reuptake inhibitor for the treatment of depression, is well-advanced in a Phase II study with clinical results anticipated in the first half of 2009. In the fourth quarter of 2008, we plan to discuss with the U.S. Food and Drug Administration (FDA) the initiation of a Phase III program for SEP-227162 for the treatment of depression, and we are currently targeting the commencement of this Phase III program in 2009. SEP-0227108, a new LUNESTA franchise development program has also entered Phase II clinical development.

Sepracor anticipates submitting a New Drug Application (NDA) to the FDA in early 2009 for eslicarbazepine acetate, a new chemical entity Phase III anti-epileptic compound licensed from Bial-Portela & C(a), S.A, with a potential product launch in early 2010, subject to FDA approval. In September, Phase III clinical results of eslicarbazepine acetate for the treatment of epilepsy were presented at the 8th European Congress of Epileptology in Berlin. Results of the studies demonstrated that eslicarbazepine acetate, a novel once-daily anti-epileptic agent, significantly reduced the frequency of partial seizures in patients with refractory partial epilepsy, in combination with other anti-epileptic agents.

In addition to obtaining the exclusive U.S. distribution rights to OMNARIS Nasal Spray and ALVESCO HFA Inhalation Aerosol, Sepracor obtained development rights to several ciclesonide line extensions through its agreement with Nycomed GmbH, which have the potential to broaden the ciclesonide and Sepracor respiratory franchises. These programs include: OMNARIS HFA MDI, a candidate in Phase III development; ALVESCO inhalation solution, a preclinical candidate; and ciclesonide in combination with BROVANA, which is in preclinical development. If developed successfully, OMNARIS HFA MDI could be the first HFA nasal formulation to be available for patients in the U.S.

Sepracor’s pipeline portfolio was also enhanced during 2008.  Sepracor announced during the second quarter that it signed a global license and development agreement with Arrow International Limited (Arrow), a European company, for the development, commercialization, marketing, sale and distribution of a levalbuterol (XOPENEX)/ipratropium inhalation solution product, which is currently ready to enter Phase III clinical development. In addition, Sepracor announced it signed a global technology license and development agreement with Arrow for know-how and intellectual property rights related to stable sterile steroid suspension formulations as well as other applicable nebule technology for the use in developing ciclesonide, a corticosteroid, in an inhalation solution. This agreement is facilitating enhanced development of Sepracor’s ciclesonide stand-alone product for the treatment of asthma as well as the planned ciclesonide/BROVANA inhalation solution combination product for the treatment of COPD. The agreement also includes Arrow’s “U-Bend” packaging technology, which is designed to allow increased accuracy in dosing through a novel U-Bend ampule design.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward large and growing markets and unmet medical needs. Sepracor’s drug development program has yielded a portfolio of pharmaceutical products and candidates with a focus on respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Use of non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), Sepracor is providing additional financial metrics that are not prepared in accordance with GAAP (non-GAAP).  The use of and emphasis on non-GAAP financial metrics are discouraged by governing regulatory agencies and companies are required to explain why non-GAAP financial metrics are relevant to management and investors.  We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts.  Specifically with respect to the exclusion of amortization of intangible assets from GAAP net income, purchased intangible assets relate primarily to core and developed technology of acquired businesses.  We consider these charges non-cash in nature and unrelated to our core operating performance, and use of this non-GAAP measure allows comparisons of operating results that are consistent over time for both the company’s newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.  Our management uses all of these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods.  These measures are also used by management in its financial and operational decision-making.  There are limitations associated with reliance on these non-GAAP financial metrics because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging.  By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

We expect to continue to incur for the foreseeable future significant expenses similar to the non-GAAP adjustment for amortization of intangible assets described in the attached reconciliation of GAAP to non-GAAP measures, as well as imputed interest expense related to discounted future payments under license agreements which are also excluded from GAAP net income as described above, and exclusion of these items from our non-GAAP financial measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.  Some of the material limitations in relying on this non-GAAP financial measure are that while amortization of intangible assets does not directly affect our current cash position, such expenses represent the declining value of technology and other intangible assets we have acquired over their respective expected economic lives. The expense associated with this decline in value is excluded from non-GAAP financial measures, and therefore the non-GAAP financial measures do not reflect the costs of acquired intangible assets.  In addition, while the imputed interest expense that is excluded relates to a non-cash interest charge and does not directly affect our current cash position, such expense will eventually be paid by us under the relevant license agreements and is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes imputed interest expense has material limitations.  We compensate for these limitations by using the non-GAAP measures that exclude associated amortization of intangible assets and imputed interest expense from discounted future payments under license agreements as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

Forward-Looking Statement

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the successful development and commercialization of Sepracor’s pharmaceutical products and product candidates; the safety, efficacy, potential benefits, possible uses and commercial success of Sepracor’s products and product candidates; Sepracor continuing to focus on delivering increased productivity and improving expense ratios as measured against product revenues; stronger performance and enhanced shareholder value over time; clinical results for SEP-225289 and SEP-225441 being available in the first half of 2009 and the first quarter of 2009, respectively; Sepracor’s expectation to participate in a discussion with the FDA for SEP-227162 in the fourth quarter of 2008 and its target for the commencement of Phase III in 2009; the anticipated submission of an NDA for eslicarbazepine in early 2009 with a potential product launch in early 2010; the potential of the ciclesonide development rights to broaden Sepracor’s respiratory franchises; OMNARIS HFA MDI potentially being the first HFA nasal formulation available for patients in the U.S; and Sepracor’s expected future growth, profitability and 2008 revenue and EPS guidance.  Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: Sepracor’s ability to fund, and the results of, further clinical trials with respect to products under development; the timing of the results of Sepracor’s clinical trials; the timing and success of submission, acceptance, and approval of regulatory filings, including with respect to eslicarbazepine acetate and OMNARIS HFA MDI; the scope of Sepracor’s trademarks, patents and the patents of others and the success of challenges by others of Sepracor’s patents; the clinical benefits and commercial success of Sepracor’s products; changes in the use and/or label of Sepracor’s products; the outcome of litigation and regulatory decisions relating to Sepracor’s patents, products and product candidates; Sepracor’s ability to realize the benefits of its sales force realignment and its contract sales organization to expand its sales force capacity in order to accommodate the launch of OMNARIS

Nasal Spray and ALVESCO HFA Inhalation Aerosol; private insurers such as managed care organizations adopting their own coverage restrictions or demanding price concessions in response to state, Federal or administrative action; the ability of the company to attract and retain qualified personnel; the ability of the company to successfully collaborate with third parties; the performance of Sepracor’s licensees and other collaboration partners and its ability to enter into new licenses and collaborations; the ability of Sepracor to develop and successfully launch its newly acquired products and product candidates; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results, which are detailed in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed with the SEC and other reports filed with the SEC.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

Lunesta, Xopenex, Xopenex HFA and Brovana are registered trademarks of Sepracor Inc. Omnaris is a trademark and Alvesco is a registered trademark of Nycomed GmbH. Clarinex is a registered trademark of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal is a registered trademark of UCB, Societe Anonyme.

In conjunction with this Third Quarter 2008 Financial Results press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on October 28, 2008.  To participate via telephone, dial 612-326-1003, referring to access code 963625.  Please call ten minutes prior to the scheduled conference call time.  For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A PDF of the slides will be available in the For Investors section of the web site as well as in the left-hand navigation menu of the webcast viewer just prior to the start of the call. A replay of the call will be accessible by telephone after 12:00 p.m. ET and will be available for one week. To replay the call, dial 320-365-3844, access code 963625. A replay of the web cast will be archived on the Sepracor web site in the For Investors section.

PRESS RELEASE FINANCIALS

Sepracor Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues:

Product sales, net	$289,249	$271,837	$864,739	$853,726
Royalties and license fees	18,424	8,921	57,858	31,524
Total revenues	307,673	280,758	922,597	885,250

Cost of revenue	35,577	26,420	93,282	83,568

Gross margin	272,096	254,338	829,315	801,682

Operating expenses:
Research and development	63,014	49,025	187,542	135,184
Research and development - in process upon acquisition	—	—	89,995	—
Selling, general and administrative	203,984	175,090	590,579	596,828
Amortization of intangible assets	1,689	35	5,872	120
Litigation settlement, net	—	—	—	34,000
Restructuring	—	—	(566)	—
Total operating expenses	268,687	224,150	873,422	766,132

Income (loss) from operations	3,409	30,188	(44,107)	35,550

Other income (expense):
Interest income	5,312	11,173	19,910	34,882
Interest expense	(3,173)	(88)	(5,343)	(2,958)
Gain on extinguishment of debt	2,260	—	2,260	—
Other income (expense), net	38	(621)	(9,394)	(907)
Total other income	4,437	10,464	7,433	31,017

Equity in investee losses	(293)	(37)	(768)	(441)

Income (loss) before income taxes	7,553	40,615	(37,442)	66,126

(Benefit from) provision for income taxes	(11,885)	907	(464,152)	2,792

Net income	$19,438	$39,708	$426,710	$63,334

Net income per common share - basic	$0.18	$0.37	$3.97	$0.59

Net income per common share - diluted	$0.17	$0.34	$3.70	$0.54

Weighted average shares outstanding - basic	107,572	107,318	107,462	106,628

Weighted average shares outstanding - diluted	115,455	116,033	115,389	116,508

PRESS RELEASE FINANCIALS

Sepracor Inc.

Non-GAAP Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues:

Product sales, net	$289,249	$271,837	$864,739	$853,726
Royalties and license fees	18,424	8,921	57,858	31,524
Total revenues	307,673	280,758	922,597	885,250

Cost of revenue*	33,602	26,420	90,310	83,568

Gross margin	274,071	254,338	832,287	801,682

Operating expenses*:
Research and development	63,014	49,025	177,542	135,184
Selling, general and administrative	203,984	175,090	590,579	596,828
Amortization of intangible assets	32	35	99	120
Total operating expenses	267,030	224,150	768,220	732,132

Income from operations	7,041	30,188	64,067	69,550

Other income (expense)*:
Interest income	5,312	11,173	19,910	34,882
Interest expense	(74)	(88)	(178)	(2,958)
Other income (expense), net	38	(621)	(288)	(907)
Total other income	5,276	10,464	19,444	31,017

Equity in investee losses	(293)	(37)	(768)	(441)

Income before income taxes	12,024	40,615	82,743	100,126

Income taxes*	2	907	3,155	3,945

Net income	$12,022	$39,708	$79,588	$96,181

Net income per common share - basic	$0.11	$0.37	$0.74	$0.90

Net income per common share - diluted	$0.10	$0.34	$0.69	$0.82

Weighted average shares outstanding - basic	107,572	107,318	107,462	106,628

Weighted average shares outstanding - diluted	115,455	116,033	115,389	116,508

* Attached is a reconciliation of GAAP to non-GAAP measures.

PRESS RELEASE FINANCIALS

Sepracor Inc.

Reconciliation of GAAP to non-GAAP Measures

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30, 2008		September 30, 2008
		EPS		EPS

Non-GAAP net income	$12,022		$79,588
Non-GAAP diluted income per common share		$0.10		$0.69

Special Items:
Valuation allowance release related to taxes	11,887	0.10	463,884	4.02
Research and development milestone payment	—	—	(10,000)	(0.09)
Research and development - in process upon acquisition	—	—	(89,995)	(0.78)
Impairment loss on investment	—	—	(9,106)	(0.08)
Gain on extinguishment of debt	2,260	0.02	2,260	0.02
Restructuring	—	—	566	0.00

Recurring non-GAAP adjustment:
Cost of goods sold - amortization of intangible assets	(1,975)	(0.02)	(2,972)	(0.02)
Amortization of intangible assets	(1,657)	(0.01)	(5,773)	(0.05)
Imputed interest on acquired intangible assets	(3,099)	(0.02)	(5,165)	(0.04)

Total special items and recurring non-GAAP adjustment before income taxes	7,416	0.07	343,699	2.98

Income tax benefit (1)	—	—	3,423	0.03
Net income, as reported under GAAP	$19,438		$426,710
Diluted income per common share, as reported under GAAP		$0.17		$3.70

	Three months ended		Nine months ended
	September 30, 2007		September 30, 2007
		EPS		EPS

Non-GAAP net income	$39,708		$96,181
Non-GAAP diluted income per common share		$0.34		$0.82

Special Items:
Litigation settlement, net	—	—	(34,000)	(0.29)
Total special items before income taxes	—	—	(34,000)	(0.29)

Income tax benefit from special items	—	—	1,153	0.01
Net income, as reported under GAAP	$39,708		$63,334
Diluted income per common share, as reported under GAAP		$0.34		$0.54

Weighted average shares outstanding - diluted 2008	115,455		115,389
Weighted average shares outstanding - diluted 2007	116,033		116,508

(1) Does not include any impact from the valuation allowance release related to taxes as noted above under special items.

Sepracor Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30,	December 31,
	2008	2007
ASSETS

Cash, short- and long-term investments	$787,376	$1,065,619
Accounts receivable, net	203,839	159,644
Inventory, net	74,100	53,125
Property, plant and equipment, net	107,890	87,308
Investment in affiliate	3,335	4,313
Goodwill and intangibles, net	187,113	501
Deferred taxes, net	478,725	—
Other assets	42,893	34,216

Total assets	$1,885,271	$1,404,726

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$175,860	$227,426
Deferred taxes	10,347	—
Other liabilities	385,227	277,462
Debt payable	1,743	2,605
Convertible subordinated debt	689,520	720,820
Total stockholders’ equity	622,574	176,413

Total liabilities and stockholders’ equity	$1,885,271	$1,404,726

PRESS RELEASE FINANCIALS

Sepracor Inc.

 Reconciliation of GAAP to non-GAAP Guidance Measures

(Unaudited)

(In thousands, except per share amounts)

	Twelve months ended
	December 31, 2008
		EPS - Low	EPS - High

Guidance non-GAAP diluted income per common share 2008		$1.27	$1.47

Special Items:
Valuation allowance release related to taxes	$463,884	4.00	4.00
Research and development milestone payment	(10,000)	(0.09)	(0.09)
Research and development - in process upon acquisition	(89,995)	(0.78)	(0.78)
Impairment loss on investment	(9,106)	(0.08)	(0.08)
Gain on extinguishment of debt	2,260	0.02	0.02
Restructuring	566	0.00	0.00

Recurring non-GAAP adjustment:
Cost of goods sold - amortization of intangible assets	(5,486)	(0.04)	(0.04)
Amortization of intangible assets	(7,045)	(0.06)	(0.06)
Imputed interest on acquired intangible assets	(8,264)	(0.07)	(0.07)

Total special items and recurring non-GAAP adjustment before income taxes	$336,814	2.90	2.90

Income tax benefit (1)	3,423	0.03	0.03
Guidance diluted income per common share 2008, under GAAP		$4.20	$4.40

Weighted average shares outstanding - diluted 2008	116,000

(1) Does not include any impact from the valuation allowance release related to taxes as noted above under special items.